Exhibit 99.1

Change Healthcare Names Nella Domenici to Board of Directors

Nashville, Tennessee – May 13, 2020 – Change Healthcare Inc. (Nasdaq: CHNG), a leading independent healthcare technology company, announced today that Nella Domenici, currently a member of the Board of Alliance Bernstein LP, and former Chief Financial Officer of Bridgewater Associates, has been appointed to the Change Healthcare Board of Directors effective May 12, 2020.

“Nella is an accomplished leader who brings a tremendous breadth and depth of global experience in strategic financial management, corporate strategy and operations,” said Howard L. Lance, Chairman of the Change Healthcare Board of Directors. “We are thrilled to welcome Nella to Change Healthcare’s Board and look forward to her perspectives, insights and guidance as we continue to expand our capabilities and accelerate our growth.”

“Change Healthcare has established itself as a leading healthcare technology company in the U.S. delivering significant value across the healthcare continuum,” said Ms. Domenici. “I look forward to working with the Change Healthcare Board of Directors and leadership team as they advance their vision of inspiring a better healthcare system, while they continue to serve patients, providers and health plans, especially during this critical time in our country.”

With the addition of Ms. Domenici, who will join the Audit Committee of the Board, the Change Healthcare Board of Directors will be comprised of nine directors, eight of whom are independent.

Ms. Domenici joined the Board of Directors of Alliance Bernstein LP in January 2020 where she is on the Audit Committee. From 2015 to 2018, Ms. Domenici was Chief Financial Officer and a member of the Operating Committee at Bridgewater Associates; one of the largest global hedge funds with more than $160 billion in assets under management. While at Bridgewater, Ms. Domenici was responsible for financial planning and analysis, audit and accounting, compensation design, budget, corporate and strategic finance, tax, procurement, and shareholder services. She presented regularly to the Board of Directors and the Finance Committee. From 2012 to 2015, she was a strategic advisor to Bridgewater’s Management Committee and led the evolution of the firm’s senior leadership organizational structure and helped to define governance strategy.

Prior to Bridgewater, Ms. Domenici held senior financial and strategic positions, including: Citadel Investment Group, where she was a member of the Management Committee focusing on strategy and planning; Credit Suisse, where she was Head of Middle Market Mergers and Acquisitions; and The Monitor Consulting Group. She also established and runs a financial and strategic advisory firm serving family-owned, private equity, venture backed, and real estate companies.

In addition to Ms. Domenici’s corporate responsibilities, she has a distinguished record of public service. She co-founded the Excellent Schools of New Mexico, a nonprofit organization that supports charter schools in underserved communities and serves on the Board of Regis High School in NYC. She also champions initiatives focused on mental illness working with the Bi-Partisan Policy Center in Washington D.C. where she is a member of the Behavioral Health Integration Task Force. Until recently, she served on the Board of One World Surgery, which provides access to quality surgical care globally. Ms. Domenici also serves on the advisory board of the International Folk-Art Market, which focuses on economic opportunities for folk artists worldwide, particularly women in developing countries.

Ms. Domenici holds an MBA from Harvard Business School, where she was a Baker Scholar, and a JD from Georgetown University Law Center.

About Change Healthcare Inc.

Change Healthcare is a leading independent healthcare technology company that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. We are a key catalyst of a value-based healthcare system, accelerating the journey toward improved lives and healthier communities. Learn more at changehealthcare.com.

Media contact

Kerry Kelly

Vice President

External Communications

Change Healthcare

339-236-2756

kerry.kelly@changehealthcare.com